Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274947

PROSPECTUS SUPPLEMENT NO. 8
(to prospectus dated May 9, 2024)

Primary Offering of
Up to 9,808,405 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of
Up to 85,964,719 Shares of Class A Common Stock
Up to 324,352,674 Shares of Class A Common Stock Issuable Upon Conversion of Class B Common Stock and Class C Common Stock
Up to 3,733,358 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 3,733,358 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 9, 2024 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2024 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 9,808,405 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) 6,075,047 shares of Class A Common Stock issuable upon exercise of warrants originally issued in connection with the initial public offering of Aurora Acquisition Corp. (“AURC”) (the “Public Warrants”) and (ii) 3,733,358 shares of Class A Common Stock issuable upon exercise of warrants issued in a private placement in connection with the initial public offering of AURC (the “Private Warrants” and, together with Public Warrants, “Warrants”).

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders identified in the Prospectus, or their permitted transferees (the “Selling Securityholders”), of up to an aggregate of 414,050,751 shares of Class A Common Stock, which consists of (i) 85,964,719 shares of Class A Common Stock, (ii) 252,475,391 shares of Class A Common Stock issuable upon conversion of our Class B common stock, par value $0.0001 per share (“Class B Common Stock”), (iii) 71,877,283 shares of Class A Common Stock issuable upon conversion of our Class C common stock, par value $0.0001 per share (“Class C Common Stock” and together with Class A Common Stock and Class B Common Stock, the “Common Stock”), and (iv) 3,733,358 shares of Class A Common Stock issuable upon exercise of Private Warrants, and of up to 3,733,358 Private Warrants.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Readers are advised that the share count and per share information in the Prospectus and this prospectus supplement’s cover page do not reflect the 1-for-50 reverse stock split of the our common stock (the “Reverse Stock Split”) which became effective on August 16, 2024. The shares registered by the registration statement of which this prospectus supplement forms a part are automatically adjusted to reflect the Reverse Stock Split.
Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Market and the Nasdaq Capital Market, respectively, under the ticker symbols “BETR” and “BETRW”. On November 14, 2024, after the Reverse Stock Split, the closing price of our Class A Common Stock was $13.61 per share and the closing price of our Public Warrants was $0.08 per warrant.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 16 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2024.